UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 2, 2016

FEDERAL AGRICULTURAL MORTGAGE CORPORATION
(Exact name of registrant as specified in its charter)

Federally chartered instrumentality of the United States	001-14951	52-1578738
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 K Street, N.W., 4th Floor, Washington D.C.		20006
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code (202) 872-7700

No change
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)    Compensatory Arrangements of Certain Officers.
On March 2, 2016, in accordance with Section 2 of the Employment Agreement dated December 3, 2014 (the “Agreement”) between Timothy L. Buzby and the Federal Agricultural Mortgage Corporation (“Farmer Mac”), the Board of Directors (the “Board”) of Farmer Mac renewed the term of the Agreement for Mr. Buzby to continue to serve as Farmer Mac’s President and Chief Executive Officer for an additional one-year period ending on April 7, 2017, upon the terms currently in effect.
Under the Agreement, Mr. Buzby receives an annual base salary and an annual incentive salary payment based on a target amount of his annual base salary, each of which may be modified in the sole discretion of the Board or the Compensation Committee of the Board, as well as awards of long-term incentive compensation from time to time in a form, and subject to such conditions, as determined by the Board and the Compensation Committee of the Board in its sole discretion. As previously disclosed on a Current Report on Form 8-K filed on January 21, 2016, the Compensation Committee of the Board approved an increase in Mr. Buzby’s base salary from $675,000 per year to $700,000 per year effective January 1, 2016. Mr. Buzby’s annual incentive salary payment continues to be based on a target amount of 80% of Mr. Buzby’s annual base salary, as set forth in the Agreement. Mr. Buzby is eligible for all employee benefits regularly provided to senior executives of Farmer Mac and the certain other benefits.
Mr. Buzby’s employment will terminate upon his death or disability and may be terminated at any time by Farmer Mac with or without “cause” (as defined in the Agreement), or by Mr. Buzby voluntarily or if Farmer Mac materially breaches, and fails to cure, its obligations under the Agreement.
If Mr. Buzby’s employment is terminated (i) by Farmer Mac other than for “cause” (as defined in the Agreement), or (ii) by Mr. Buzby in connection with an uncured material breach by Farmer Mac, Farmer Mac will pay to Mr. Buzby all base salary, incentive compensation, expense and reimbursements, vacation pay, and similar amounts accrued and unpaid as of the date of termination. Additionally, Mr. Buzby would be entitled to certain severance benefits, subject to Mr. Buzby’s execution of a separation agreement upon specified terms.
If Mr. Buzby is terminated for “cause” or if Mr. Buzby voluntarily resigns other than in connection with an uncured material breach by Farmer Mac, Farmer Mac will pay such unpaid compensation as has accrued up to the date of termination, excluding incentive salary. Additionally, if Mr. Buzby’s employment is terminated due to death or other incapacity or disability, Farmer Mac will, subject to Mr. Buzby’s (or his estate’s) execution of a separation agreement upon specified terms, continue to pay Mr. Buzby (or his estate), for the shorter of (i) twelve (12) months, or (ii) the period ending when Mr. Buzby ceases to receive or be eligible for disability insurance payments, the difference between Mr. Buzby’s current base salary and the amount of disability insurance payments received by Mr. Buzby under insurance policies provided by Farmer Mac in accordance with the Agreement.
The Agreement also contains customary non-competition and non-solicitation provisions in favor of Farmer Mac. The Agreement provides that it may be renewed following the expiration of the prior term for successive one-year periods upon a vote of the Board.
The foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement (except as it relates to Mr. Buzby’s current base salary ), which was included as Exhibit 10.1 to the Current Report on Form 8-K previously filed on December 8, 2014 and is incorporated by reference in this report.

Item 7.01.    Regulation FD Disclosure.

On March 3, 2016, Farmer Mac issued a press release to announce the date and time of the conference call that Farmer Mac will hold to discuss its financial results for the fiscal quarter and year ended December 31, 2015. A copy of the press release is attached to this report as Exhibit 99. All references to www.farmermac.com in Exhibit 99 are inactive textual references only, and the information contained on Farmer Mac’s website is not incorporated by reference into this Current Report on Form 8-K.

The information furnished in this Item 7.01, including Exhibit 99, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section, nor will any of such information or Exhibit be deemed incorporated by reference into any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits

99    Press Release dated March 3, 2016

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FEDERAL AGRICULTURAL MORTGAGE CORPORATION

By:    /s/ Stephen P. Mullery
Name:    Stephen P. Mullery
Title:     Senior Vice President – General Counsel

Dated:    March 3, 2016